Exhibit 99(a)(1)(xv)

Schuff International, Inc.
May 12, 2004	Proposed Going-Private Transaction

Confidential

Houlihan Lokey Howard & Zukin
Investment Banking Services
1930 Century Park West
Los Angeles, California 90067
310-553-8871
www.hlhz.com

Los Angeles    New York    Chicago    San Francisco    Washington D.C.    Minneapolis    Dallas    Atlanta    London

Executive Summary

ENGAGEMENT OVERVIEW

•	Schuff Acquisition Corp., (“SAC”), to be wholly owned by David A. Schuff, Chairman of the Board of Schuff International, Inc., Scott A. Schuff, President and Chief Executive Officer of Schuff International and their affiliates, the Schuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership announced on April 29, 2004 the tender of all outstanding shares of common stock of Schuff International Inc. (“Schuff” or the “Company”) at a price of $2.17 per share in cash (“Tender Offer”). The Tender Offer and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.”

•	We understand a special committee formed by the Company’s board of directors (the “Committee”) may request that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, to the public stockholders of the Company of the Tender Offer price to be received by them in connection with the Transaction.

•	The Committee has requested that SAC increase its offer to $2.40 per share in cash.

•	We understand that SAC collectively owns approximately 71 percent of the shares of Schuff and currently seeks to acquire the remaining 29 percent of the shares that SAC does not already hold (i.e., that are publicly traded).

•	The Tender Offer is conditioned on the tender of at least a sufficient number of shares such that SAC would own at least 90 percent of the shares. Accordingly, approximately 1,334,610 or 65 percent of the shares not owned by SAC would need to be tendered to effect the Transaction.

Executive Summary

SITUATION OVERVIEW

•	Since its initial public offering in July 1997, the Company has faced numerous issues, including:

•	Increased competitions in the steel fabrication and construction industries;

•	Stagnant to lower demand in the construction industry since 2001;

•	Change in mix of contracts toward bid contracts (away from negotiated contracts), resulting in relatively lower margin projects;

•	Steady decline in stock price since announcing a net income loss for the first time for second quarter 1998;

•	Consistent failure to achieve projections; and

•	Increase costs associated with being a public company due to new regulations and compliance requirements, including the Sarbanes-Oxley Act of 2002;

•	Company’s financial performance has exhibited declining revenue and EBITDA margin trends.

Executive Summary

SITUATION OVERVIEW (CONTINUED)

•	The Company has limited bonding capacity due to poor financial performance and the surety industry as a whole since September 11. While the Company’s bonding capacity is approximately $30 million, the Company is required by the surety to issue standby letters of credit as collateral for the performance bonds.

•	The Company’s $15.0 million credit facility with Wells Fargo Bank is primarily maintained to enable the Company to issue letters of credit to its performance bond surety and workers’ compensation insurance carrier.

•	Wells Fargo has required the Company to put up cash collateral for the issuance of standby letters of credit.

•	Under the credit facility agreement, the first $5.0 million of standby letters of credit issued require the Company to deposit cash totaling 100 percent of the value of those standby letters of credit.

•	When the amount of standby letters of credit issued exceeds $5.0 million, the Company is required to deposit cash totaling 75 percent the total outstanding standby letters of credit.

•	On August 23, 2002, the surety and Schuff entered into a new indemnity agreement that resulted in the personal indemnities of David A. Schuff and his wife and Scott A. Schuff. The personal indemnity was limited to the assets of 19th Avenue/Buchanan Limited Partnership and its stock in Schuff International.

•	As the financial performance of Schuff continued to decline, the surety imposed more strict collateral requirements on Schuff and obtained full personal indemnities of David A. Schuff, Scott A. Schuff (collectively the “Schuffs”), their spouses and 19th Avenue/Buchanan Limited Partnership in November 2003. Only the personal residences of the Schuffs were excluded from the indemnity.

Executive Summary

SITUATION OVERVIEW (CONTINUED)

•	During the summer of 2003, the Schuffs explored the possibility of privatizing the Company and held discussions with Bank One to raise the capital necessary to effect a going-private transaction.

•	Bank One ultimately refused to provide the necessary capital, and the Schuffs subsequently held discussions with Wells Fargo Bank.

•	Through financing obtained by 19th Avenue/Buchanan Limited Partnership with Wells Fargo, SAC has obtained a $7.0 million term facility to fund the Transaction.

•	The term facility is secured by cash and discounted marketable securities of up to $1.5 million, first deeds of trust on real estate owned by 19th Avenue/Buchanan Limited Partnership, and assignments of rents and assumption of lease agreements from Schuff.

•	The first advance of $3.0 million has been funded, which refinanced existing indebtedness of 19th Avenue/Buchanan Limited Partnership.

•	The second advance of $4.0 million will be subject to the satisfaction of certain closing conditions, including (a) evidence that all filings required to be made by SAC in connection with this Tender Offer have been made with the SEC, and (b) evidence that no injunction or stop order has been issued with respect to this Tender Offer.

•	Assuming SAC were to acquire the remaining 29 percent of the shares outstanding or 2,040,922 shares of common stock at the Tender Offer price of $2.17 per share, the aggregate transaction value is approximately $4.4 million.

•	The Tender Offer is conditioned on the tender of at least a sufficient number of shares such that SAC would own at least 90 percent of the shares. Accordingly, approximately 1,334,610 or 65 percent of the shares not owned by SAC would need to be tendered to effect the Transaction.

Executive Summary

INDICATIONS OF VALUE

     Public Stock Price Analysis

•	As of April 28, 2004 (one-day prior to announcement of Tender Offer), the Tender Offer price of $2.17 is higher than any price the Company has traded at since July 24, 2002. For the last twelve months ended April 28, 2004, the trading price has ranged from $1.24 per share to $2.16 per share.

	As of April 28, 2004
	1-Day	30-Day	60-Day	90-Day	52-Week	52-Week
	4/28/04	Average	Average	Average	High	Low
Stock Price	$1.95	$1.96	$1.90	$1.92	$2.16	$1.24
Tender Offer Price	$2.17	$2.17	$2.17	$2.17	$2.17	$2.17

Implied Premium	11.3%	10.7%	14.1%	13.1%	0.5%	75.0%

•	Since the announcement of the Tender Offer on April 29, 2004, Schuff stock has traded at a range of $2.24 per share to $2.50 per share, with a trading-volume weighted average price of $2.32 per share (from April 29, 2004 to May 10, 2004).

•	However, as described in greater detail later in the presentation, the public stock price may not reflect the true value of Schuff due to a number of factors, including the lack of significant trading volume, public float or analyst coverage.

•	Tender Offer price of $2.17 per share is higher than recent trading range.

Executive Summary

INDICATIONS OF VALUE (CONTINUED)

     Going-Private Premium Analysis

•	As a publicly traded company, Schuff’s market value provides an indication of value. The following table highlights the one-year trading activity for the Company’s common stock as of April 28, 2004, which is one day prior to the announcement of the Tender Offer on April 29, 2004.

Spot Price on 4/28/04	$1.95
30-Day Average	$1.96
52 Week High (3/30/04)	$2.16
52 Week Low (5/20/03)	$1.24

•	Houlihan Lokey selected a normalized price per share range of $1.80 to $2.00 based on Schuff’s one-year stock trading history.

•	Upon examining a number of premium studies and taking into account the numerous factors impacting the Company, we believe a premium range of 15 percent to 25 percent is reasonable for this Transaction.

•	Concluded per share value range: $2.07 to $2.50.

Executive Summary

INDICATIONS OF VALUE (CONTINUED)

     Public Senior Notes Price Analysis

•	As of March 31, 2004, Schuff’s publicly traded 10.5% Senior Notes due 2008 (“Senior Notes”) is approximately $87.0 million.

•	Over the past year, the Senior Notes have been traded at a discount to par ranging from 59.5 percent to 83.0 percent per dollar. As of April 30, 2004, the Senior Notes traded at 74 percent of par value.

•	A price analysis of the Senior Notes indicates that the market is valuing the Senior Notes meaningfully below par, which implies minimal equity value.

•	Concluded per share value: Speculative.

     Market Multiple Methodology

•	Representative level of earnings were derived based on the Company’s historical performance from fiscal year 2001 through the latest twelve month period ended March 31, 2004 as well as its projection for fiscal year 2004.

•	Debt-free multiples of revenue, EBITDA and EBIT were applied to the Company’s representative level of earnings to arrive at the Company’s enterprise value.

•	Concluded per share value range: $0.00 to $2.55.

Executive Summary

INDICATIONS OF VALUE (CONTINUED)

     Comparable Transaction Methodology

•	Comparable transactions occurring from 2000 to current were examined for both the engineering & construction /building products and fabricated metal / metal products industries.

•	Debt-free multiples of revenue, EBITDA and EBIT were applied to the Company’s representative level of earnings to arrive at the Company’s enterprise value.

•	Concluded per share value range: $0.00 to $2.83.

     Discounted Cash Flow Methodology

•	Since the Company did not provide long-term financial projections, fiscal 2004 projected flows were utilized as the terminal flow.

•	Terminal growth rates and discount rates were selected based on comparable company analysis.

•	Concluded per share value range: $0.00 to $1.70.

Executive Summary

INDICATIONS OF VALUE (CONTINUED)

     Adjusted Book Value Methodology

•	Ranges of recovery percentages were applied to the Company’s assets to gauge the equity market value of the Company’s under a liquidation scenario or a forced sale.

•	Winding-down costs as well as the profit that would be realized from current backlog were accounted for on a net present value basis.

•	Concluded per share value range: Speculative.

     Other Third-Party Appraisals

•	For purposes of the goodwill impairment test required under the Statement of Financial Accounting Standards No. 142. in 2003, the Company obtained third-party appraisals on the businesses of four out of five subsidiaries.

•	To derive the hypothetical appraised value for the remainder of the Schuff businesses, Houlihan Lokey calculated an implied value by utilizing the methods consistent with the third-party appraisals.

•	Concluded per share value: < $5.38.

Executive Summary

INDICATIONS OF VALUE (CONTINUED)

     Other Factors

•	Minority repurchase type transaction (i.e. lower control premium).

•	Going-private transactions in the engineering & construction / building products as well as the fabricated metal / metal products industries.

•	Management did not receive any third-party interest in acquiring any of the Company’s businesses or the Company as a whole. Management also did not conduct any process, whether formally or informally, to sell any of the Company’s businesses or the Company as a whole.

•	The Schuffs have no intention post the Transaction to enter into any sale or similar corporate type transaction for any of the Company’s businesses or the Company as a whole and have no intention to attempt to raise any third party equity.

Executive Summary

SUMMARY OF FAIRNESS ANALYSES

•	The various indications of per share value for Schuff common stock is summarized below:

Indications of Value
Analysis / Methodology	Debt at Book Value	Debt at Fair Market Value
Public Stock Price Analysis	$2.17 is a premium to latest twelve month stock prices prior to Tender Offer announcement
Going-Private Premium Analysis	$2.07 — $2.50	$2.07 — $2.50
Public Senior Notes Price Analysis	Speculative
Market Multiple Methodology	$0.00 — $0.00	$0.00 — $2.55
Comparable Transaction Methodology	$0.00 — $0.00	$0.71 — $2.83
Discounted Cash Flow Methodology	$0.00 — $0.00	$0.00 — $1.70
Adjusted Book Value Methodology	$0.00 — $0.00	Not Applicable
Other Third-Party Appraisals	< $5.38	< $5.38

     Executive Summary

SCHUFF ONE-YEAR DAILY PRICE / VOLUME GRAPH

Executive Summary

PUBLIC STOCK PRICE SUMMARY

     (figures in millions, except per share values)

Pricing (1)	Stock Price
Stock Price as of April 28, 2004	$1.95
52-Week High	$2.16
52-Week Low	$1.24
10-Day Average	$1.86
30-Day Average	$1.96
60-Day Average	$1.90
90-Day Average	$1.92
120-Day Average	$1.85
Median	$1.91
Mean	$1.85

Relevant Range of Per Share Value	$1.80	—	$2.00
Add: 15% to 25% Premium for Acquiring Minority Shares Outstanding	0.27	—	0.50

Concluded Range of Per Share Value	$2.07	—	$2.50

     Footnotes:

     (1) As of April 28, 2004 which is one day prior to the annoucement of tender offer on April 29, 2004.

Executive Summary

PREMIUM STUDY SUMMARY

     Going-Private Median Premium

Three Year Period
2003		25.4%
2002		33.9%
2001		36.4%
Transaction Value (Non-Technology Companies)
Under 10 MM		19.6%
$10 MM to $100 MM		42.2%
Over $100 MM		17.4%
Offer Price Per Share (Non-Technology Companies)
$0.00 - 2.00		10.9%
$2.01 - 10.00		55.9%
Over $10.00		15.9%
Engineering and Construction / Building Products
Range	8.5% to	110.3%
Median		33.4%
Mean		41.2%
Fabricated Metal and Metal Products
Range	10.3% to	112.7%
Median		35.3%
Mean		46.7%

     Sources: Mergerstat, public filings and proprietary studies.

•	Giving consideration to the following factors impacting the Company, we believe a premium range of 15 percent to 25 percent is reasonable for this Transaction:

•	SAC collectively owns approximately 71 percent of total shares outstanding.

•	The Company is highly levered relative to the public comparable companies.

•	The Company’s surety required and obtained full personal indemnity of the Schuffs.

Executive Summary

PUBLIC VALUATION OF SENIOR NOTES

•	The Senior Notes have been trading at a discount to par with yields ranging from 12.7 to 17.6 percent.

	Prior to Tender Offer Annoucement
		10-Day	30-Day	60-Day	90-Day	1-Year
	4/28/04	Average	Average	Average	Average	Mean	Min	Max
Value Per Dollar	75.3%	73.5%	74.1%	74.5%	72.1%	72.4%	59.5%	83.0%
Yield	14.0%	14.3%	14.2%	14.1%	14.6%	14.6%	12.7%	17.6%

	Post Tender Offer Annoucement
	4/29/04	4/30/04	5/3/04	5/4/04	5/5/04	5/6/04	5/7/04	5/10/04
Value Per Dollar	75.3%	75.3%	75.3%	75.3%	74.0%	74.0%	75.0%	75.0%
Yield	14.0%	14.0%	14.0%	14.0%	14.2%	14.2%	14.0%	14.0%

•	An analysis of the Senior Notes indicates that the market is valuing the Senior Notes meaningfully below par notwithstanding a high 10.5 percent interest rate, which implies speculative equity value.

•	The book value and fair market value of the Company’s outstanding debt are summarized below:

     (figures in millions)

	Book Value		Current
	As of		Fair
	March 31, 2004		Market Value
10.5% Senior Notes	$87.040	Par Value of 10.5% Senior Notes	$87.040
		Multiple by Value Per Dollar	75%
		Fair Market Value of 10.5% Senior Notes	$65.280

Total Interest-Bearing Debt (Rounded)	$87.000		$65.000

Executive Summary

MARKET MULTIPLE METHODOLOGY: VALUATION SUMMARY

     (figures in millions, except per share values)

	Debt at			Debt at
	Book Value			Fair Market Value
Enterprise Value from Operations (Midpoint)	$65.000	—	$80.000	$65.000	—	$80.000
Less: Total Debt(1)	(87.000)	—	(87.000)	(65.000)	—	(65.000)

Concluded Equity Value of Minority Interest (Rounded)	$0.000	—	$0.000	$0.000	—	$15.000
Add: 20% Premium Associated with Acquisition of Minority Interests	0.000	—	0.000	0.000	—	3.000

Adjusted Equity Value of Minority Interest (Rounded)	$0.000	—	$0.000	$0.000	—	$18.000

Implied Per Share Value (2)	$0.00	—	$0.00	$0.00	—	$2.55

Footnotes:

(1)	Based on internal financial statements. In theory, the higher the enterprise value, the higher the fair market value of debt, which lowers the fair market value of equity.

(2)	Number of shares outstanding (in millions) as of April 27, 2004: 7.063

Executive Summary

MARKET MULTIPLE METHODOLOGY

     (figures in millions)

Selected LTM	Representative	Selected			Indicated
Representative Flows	Level (Rounded)	Multiple Range			Enterprise Value Range
Revenues	$222.100	0.30 x	—	0.40 x	$66.630	—	$88.840
EBITDA	$13.000	5.0 x	—	6.0 x	$65.000	—	$78.000
EBIT	$8.300	7.0 x	—	8.0 x	$58.100	—	$66.400
NFY (2004)
Revenues	$249.200	0.25 x	—	0.35 x	$62.300	—	$87.220
EBITDA	$15.400	4.0 x	—	5.0 x	$61.600	—	$77.000
EBIT	$11.800	6.5 x	—	7.5 x	$76.700	—	$88.500
Median					$63.650	—	$82.610
Mean					$65.055	—	$80.993

Selected Enterprise Value Range (Rounded)					$65.000	—	$80.000

Executive Summary

REPRESENTATIVE LEVELS

     (figures in millions)

	Selected LTM Flows (Rounded):	Fiscal Year Ended December 31,			LTM Ended	NFY
	Average 2001-2004	2001	2002	2003	3/31/2004	(2004)
Reported Revenue	$222.100	$234.061	$230.985	$174.245	$182.056	$249.195

Revenue Growth %			-1.3%	-24.6%		43.0%
Less: Cost of Goods Sold		189.745	198.524	151.897	158.085	212.634

Gross Profit		$44.316	$32.461	$22.348	$23.971	$36.561
Less: Selling, General & Administrative		28.368	23.627	23.635	23.569	24.747
Less: Other Operating Expenses		2.165	0.000	0.000	0.000	0.000
Add: Depreciation and Amortization		6.652	4.427	4.159	4.119	3.600

Adjusted EBITDA	$13.000	$20.435	$13.261	$2.872	$4.521	$15.414

EBITDA Margin %	5.9%	8.7%	5.7%	1.6%	2.5%	6.2%
Less: Depreciation and Amortization		6.652	4.427	4.159	4.119	3.600

Adjusted EBIT	$8.300	$13.783	$8.834	($1.287)	$0.402	$11.814

EBIT Margin %	3.7%	5.9%	3.8%	-0.7%	0.2%	4.7%
Less: Interest Expense, net		10.875	10.542	10.111	10.079	10.653

Adjusted Pre-tax Income		$2.908	($1.708)	($11.398)	($9.677)	$1.161
Less: Taxes @ 40.0%		1.163	(0.683)	(4.559)	(3.871)	0.464

Adjusted Net Income	($1.400)	$1.745	($1.025)	($6.839)	($5.806)	$0.697

Net Income Margin %	-0.6%	0.7%	-0.4%	-3.9%	-3.2%	0.3%
Add: Depreciation and Amortization		6.652	4.427	4.159	4.119	3.600

Adjusted Cash Flow	$3.400	$8.397	$3.402	($2.680)	($1.687)	$4.297

Net Book Value (Tangible)	($3.700)	($1.584)	($1.761)	($7.630)	($7.233)	NA

Total Assets (1)	$142.200	$166.515	$137.590	$122.637	$138.089	NA

Footnotes:

(1)	Net of Cash & Cash Equivalents.

Executive Summary

FUNDAMENTAL VALUATION SUMMARY

•	Houlihan Lokey selected eight public comparable companies encompassing metal fabricators and specialty contractors.

- Chicago Bridge & Iron Co.	- NCI Building Systems Inc.
- Conrad Industries Inc.	- Shaw Group Inc.
- Emcor Group Inc.	- Simpson Manufacturing Inc.
- Matrix Service Co.	- Williams Industries Inc

•	Other public comparables considered but not specifically included in our analysisare, among others, Ameron International Corp, Canam Steel Corporation (subsidiary of Canadian The Canam Manac Group Inc.), Fluor Corp., Foster Wheeler Corp., Granite Construction, Gulf Island Fabrication Inc., Jacobs Engineering Group, Meadow Valley Corp., Northwest Pipe Company and Nucor Corp. These companies were not considered to be appropriate comparables due to, but not limited to, the following factors:

•	Diversity and mix of business products/services

•	Size in terms of revenues, market capitalization and enterprise value

•	Distress in operations, resulting in not meaningful trading multiples

•	In arriving at the equity market value in each methodology, both the book value and the fair market value of the Company’s outstanding debt consisting of the publicly traded Senior Notes were considered.

Executive Summary

COMPARABLE TRANSACTION METHODOLOGY: VALUATION SUMMARY

     (figures in millions, except per share values)

	Debt at Book Value			Debt at Fair Market Value
Enterprise Value from Operations (Midpoint) (1)	$70.000	—	$85.000	$70.000	—	$85.000
Less: Total Debt (2)	(87.000)	—	(87.000)	(65.000)	—	(65.000)

Concluded Equity Value of Controlling Interest (Rounded)	$0.000	—	$0.000	$5.000	—	$20.000

Implied Per Share Value (3)	$0.00	—	$0.00	$0.71	—	$2.83

Footnotes:

(1)	The comparable transaction methodology generally represents values associated with control transactions. Since the Schuffs already own control with 71 % of the stock and are only tendering for the residual minority, this approach may provide indications of value higher than may be appropriate for this transactional analysis.

(2)	Based on internal financial statements. In theory, the higher the enterprise value, the higher the fair market value of debt, which lowers the fair market value of equity.

(3)	Number of shares outstanding (in millions) as of April 27, 2004: 7.063

Executive Summary

COMPARABLE TRANSACTION METHODOLOGY

     (figures in millions)

Selected	Representative	Selected
Representative Flows	Level (Rounded)	Multiple Range			Indicated Enterprise Value Range
Revenues	$222.100	0.35 x	—	0.45 x	$77.740	—	$99.950
EBITDA	$13.000	5.5 x	—	6.5 x	$71.500	—	$84.500
EBIT	$8.300	7.5 x	—	8.5 x	$62.250	—	$70.550
Median					$71.500	—	$84.500
Mean					$70.497	—	$85.000

Selected Enterprise Value Range, on a Controlling Interest Basis (Rounded)					$70.000	—	$85.000

Executive Summary

DISCOUNTED CASH FLOW METHODOLOGY: VALUATION SUMMARY

     (figures in millions, except per share values)

	Debt at			Debt at
	Book Value			Fair Market Value
Enterprise Value from Operations (Midpoint)	$60.000	—	$75.000	$60.000	—	$75.000
Less: Total Debt (1)	(87.000)	—	(87.000)	(65.000)	—	(65.000)

Concluded Equity Value of Minority Interest (Rounded)	$0.000	—	$0.000	$0.000	—	$10.000
Add: 20% Premium Associated with Acquisition of Minority Interests	0.000	—	0.000	0.000	—	2.000

Adjusted Equity Value of Minority Interest (Rounded) (2)	$0.000	—	$0.000	$0.000	—	$12.000

Implied Per Share Value	$0.00	—	$0.00	$0.00	—	$1.70

Executive Summary

DISCOUNTED CASH FLOW METHODOLOGY

     (figures in millions)

Projected FY
FYE 2004(1)
Revenue	$249.195
EBIT	$11.814
Less: Taxes	4.726

Debt-Free Earnings	$7.088
Less: Capital Expenditures	= D&A
Less: Working Capital Requirements	0.000
Add: Depreciation and Amortization	= Capex
Total Net Investment	$0.000

Net Debt-Free Cash Flows:	$7.088
Discount Period	0.50
Discount Factor @ 15.0%	0.93

Present Value of Net Debt-Free Cash Flows:	$6.610

Sensitivity Analysis: Enterprise Value

	Gordon Growth Rate
	3.0%	4.0%	5.0%	6.0%	7.0%
Discount Rate
13.0%	$69.397	$76.367	$85.080	$96.281	$111.217
14.0%	$63.165	$68.818	$75.727	$84.363	$95.466
15.0%	$57.975	$62.645	$68.248	$75.097	$83.658
16.0%	$53.587	$57.504	$62.133	$67.688	$74.478
17.0%	$49.828	$53.157	$57.040	$61.630	$67.138

Range of Selected Enterprise Values (Rounded)		$60.000	—	$75.000

Footnotes:

(1)	Per management.

DCF Assumptions

Discount Rate	15.0%
Tax Rate	40.0%

Gordon Growth Assumptions

2004 Cash Flow (5.0% Growth Rate)	$7.088
Gordon Growth Factor (r – g)	10.0%
Terminal Value	$70.884
Discount Period	1.00
Discount Factor @ 15.0%	0.87

PV of Terminal Value	$61.638

Distribution of Value

Period Cash Flow	9.7%
Terminal Cash Flow	90.3%

Total	100.0%

Executive Summary

ADJUSTED BOOK VALUE METHODOLOGY: VALUATION SUMMARY

     (figures in millions, except per share values)

		Debt at
		Book Value
Adjusted Tangible Book Value, Pro Forma as of March 31, 2004	($18.000)	—	($35.000)
Add: Total Debt	87.000	—	87.000

Enterprise Value	$69.000	—	$52.000
Add: Net Present Value of Current Backlog	2.000		2.000
Less: Winding-Down Costs	(10.000)	—	(10.000)

Concluded Enterprise Value	$61.000	—	$44.000
Less: Total Debt	(87.000)	—	(87.000)

Concluded Equity Value (Rounded)	$0.000	—	$0.000

Implied Per Share Value (1)	$0.00	—	$0.00

Footnotes:

(1)	Number of shares outstanding (in millions) as of April 27, 2004: 7.063

Executive Summary

ADJUSTED BOOK VALUE METHODOLOGY

     (figures in millions; unaudited financials)

						Pro Forma as of
	Booked as of	Recovery Percentage (1)				03/31/04
Assets	03/31/04	Low		High		Low		High
Current Assets:
Cash & Equivalents	$1.129	100.0%	—	100.0%		$1.129	—	$1.129
Restricted Funds on Deposit	7.530	100.0%	—	100.0%		7.530	—	7.530
Accounts Receivable	62.297	80.0%	—	100.0%		49.838	—	62.297
Inventories	6.156	60.0%	—	70.0%		3.694	—	4.309
Costs & Recognized Earnings in Excess of Billings on Uncompleted Contracts	12.269	80.0%	—	100.0%		9.815	—	12.269
Deferred Tax Assets	2.695	0.0%	—	0.0%		0.000	—	0.000
Other Current Assets	2.809	40.0%	—	60.0%		1.124	—	1.685
Net Fixed Assets
Property	$15.486	105.3%	—	105.3	% (2)	16.300	—	16.300
Equipment	$8.183	42.8%	—	53.8	% (3)	3.500	—	4.400
Intangible Assets	17.115	0.0%	—	0.0%		0.000	—	0.000
Other Assets — Debt Issuance Costs	1.600	0.0%	—	0.0%		0.000	—	0.000
Other Assets	1.949	75.0%	—	80.0%		1.462	—	1.559

Total Assets	$139.218					$94.391		$111.479
Less: Total Liabilities	129.381	100.0%	—	100.0%		129.381	—	129.381

Adjusted Tangible Book Value (Rounded)	$9.800					($35.000)	—	($18.000)

Footnotes:

(1)	Per Management.

(2)	Per appraisal summary of properties schedules and management estimates.

(3)	Per appraisal summary of equipment schedules and management estimates.

Executive Summary

SUMMARY OF THIRD-PARTY APPRAISALS

•	For the purpose of goodwill impairment test required under the Statement of Financial Accounting Standards No. 142 in 2003, the Company obtained third-party appraisals on the businesses of four out of five subsidiaries — Addison Steel, Bannister Steel, Quincy Joist Company and Six Industries.

Business Enterprise Value Conclusions

Addison Steel	$33.9 MM
Bannister Steel	$13.5 MM
Quincy Joist	$29.2 MM
Six Industries	$9.5 MM

•	In order to obtain an indication of Schuff as a whole, Houlihan Lokey calculated an enterprise value for Schuff Steel and the parent corporate company by utilizing the methods consistent with the third-party appraisals and concluded an enterprise value of $38.9 million for Schuff Steel and parent corporate company.

•	The implied enterprise value of Schuff is approximately $125 million.

(figures in millions)

	As of October 31, 2003 (1)

					Schuff Steel &	Total Appraised
	Addison Steel	Bannister Steel	Quincy Joist	Six Industries	Parent Co. (2)	Enterprise Value
Business Enterprise Value	$33.900	$13.500	$29.200	$9.500	$38.900	$125.0

Footnotes:

(1)	Per third-party appraisals as of October 31, 2003.

(2)	Houlihan Lokey applied the average multiples selected for the four subsidiaries pursuant to the third-party appraisals to the implied earnings stream of the remainder of the Schuff businesses excluding these four subsidiaries. Methodologies are consistent with the third-party appraisals.

Executive Summary

SUMMARY OF THIRD-PARTY APPRAISALS (CONTINUED)

     (figures in millions, except per share values)

Debt at Book Value /
Fair Market Value
Enterprise Value per Appraisals	$125.000
Less: Total Debt (1)	(87.000)

Concluded Equity Value (Rounded)	$38.000

Implied Per Share Value (2)	$5.38

Footnotes:

(1)	At an enterprise value of $125 million, the debt would likely be worth face of $87 million.

(2)	Number of shares outstanding (in millions) as of April 27, 2004: 7.063

•	We believe the values derived by the third-party appraisals, which were completed as of October 31, 2003, are not indicative of Schuff for the following primary reasons:

•	Valuations are several months old.

•	Valuations were done for accounting purposes (i.e. goodwill impairment testing).

•	Valuations were done on an unit by unit and not the Company as a whole basis, and therefore completely ignored the business risks associated with the Company’s high leverage and surety situation.

•	Trading prices of public debt and equity securities do not support these high implied values.

•	Current valuation multiples of comparable companies on a risk adjusted basis do not support the high valuation multiples in the third-party appraisals.

Executive Summary

COMPARATIVE SUMMARY INCOME STATEMENT

     (figures in millions)

	Fiscal Year Ended December 31,					LTM
						Ended
	1999	2000	2001	2002	2003	3/31/2004
Revenues, Net	$236.832	$278.095	$234.061	$230.985	$174.245	$182.056
Cost of Sales (Goods Sold)	191.578	222.521	189.745	198.524	151.897	158.085

Gross Profit	45.254	55.574	44.316	32.461	22.348	23.971

Operating Expenses:
General & Administrative	24.102	29.770	28.368	23.627	23.635	23.569
Goodwill Amortization	2.156	2.165	2.165	0.000	0.000	0.000

Total Operating Expenses	26.258	31.935	30.533	23.627	23.635	23.569

Operating Income	18.996	23.639	13.783	8.834	(1.287)	0.402
Interest Expense	11.752	11.711	10.875	10.542	10.111	10.079
Interest (Income)	0.000	0.000	0.000	0.000	0.000	0.000
Other Expenses (Income)	(1.307)	(1.105)	(1.604)	(1.609)	(1.831)	(1.481)
Nonrecurring Loss (Gain)	0.000	0.000	0.000	0.000	0.000	0.000

Pretax Income (Loss)	8.551	13.033	4.512	(0.099)	(9.567)	(8.196)
Income Taxes (Credit)	3.401	5.506	2.037	(0.287)	(3.505)	(2.867)
Minority Interest	0.000	0.000	0.000	(0.032)	(0.072)	(0.110)

Net Income (Loss), Continuing Operations	5.150	7.527	2.475	0.220	(5.990)	(5.219)
Extraordinary Gains (Loss)	0.000	0.000	0.000	(29.591)	0.000	0.000

Net Income (Loss)	$5.150	$7.527	$2.475	($29.371)	($5.990)	($5.219)

Depreciation/Amortization	$5.689	$6.489	$6.652	$4.427	$4.159	$4.119
Capital Expenditures	$7.718	$8.508	$4.360	$0.971	$1.508	$1.561
EBITDA	$24.685	$30.128	$20.435	$13.261	$2.872	$4.521

EBIT	$18.996	$23.639	$13.783	$8.834	($1.287)	$0.402

Footnotes:

Note: EBIT and EBITDA do not include recurring other income / (expense). See Representative Levels page.

Executive Summary

COMPARATIVE SUMMARY BALANCE SHEET

     (figures in millions)

	As of December 31,
Assets	1999	2000	2001	2002	2003	03/31/04
Current Assets:
Cash & Equivalents	$6.784	$11.073	$4.586	$10.755	$7.645	$1.129
Restricted Funds on Deposit	2.710	0.000	0.000	3.468	7.513	7.530
Accounts Receivable	51.968	61.862	60.387	62.405	48.923	62.297
Inventories	7.614	11.318	7.214	4.714	4.374	6.156
Costs and Recognized Earnings in Excess of Billings on Uncompleted Contracts	16.100	9.575	15.293	16.139	10.723	12.269
Deferred Tax Assets	1.425	1.676	1.692	2.317	2.695	2.695
Other Current Assets	1.395	0.423	1.141	0.590	3.227	2.809

Total Current Assets	87.996	95.927	90.313	100.388	85.100	94.885

Net Fixed Assets	25.322	29.908	30.111	27.132	24.394	23.669
Intangible Assets	51.036	48.871	46.706	17.115	17.115	17.115
Other Assets	7.009	4.337	3.971	3.710	3.673	3.549

Total Assets	$171.363	$179.043	$171.101	$148.345	$130.282	$139.218

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts Payable	$10.052	$7.253	$7.885	$12.707	$11.946	$18.016
Current Maturities	5.209	1.231	0.000	0.081	0.000	0.000
Accrued Payroll and Employee Benefits	4.017	4.353	4.422	5.015	3.400	3.750
Accrued Interests	1.109	0.993	0.944	0.810	0.798	3.090
Billings in Excess of Costs and Recognized Earnings on Uncompleted Contracts	8.864	12.713	8.802	13.521	8.464	9.290
Other Current Liabilities	3.248	7.254	4.353	5.945	7.019	6.118

Total Current Liabilities	32.499	33.797	26.406	38.079	31.627	40.264

Long-Term Debt	$101.390	$100.159	$95.500	$91.170	$87.040	$87.040
Other Liabilities	0.433	0.413	2.051	1.713	0.356	0.349
Deferred Taxes	2.491	2.274	2.022	1.912	1.728	1.728

Total Liabilities	136.813	136.643	125.979	132.874	120.751	129.381

Minority Interest	0.000	0.000	0.000	0.117	0.046	(0.045)
Stockholders’ Equity:
Common Stock	0.007	0.007	0.007	0.007	0.007	0.007
Paid-in Capital	14.419	14.742	14.989	15.248	15.369	15.405
Retained Earnings	20.124	27.651	30.126	0.755	(5.235)	(4.874)
Less: Treasury Stock	0.000	0.000	0.000	0.656	0.656	0.656

Net Stockholders’ Equity	34.550	42.400	45.122	15.354	9.485	9.882

Total Liabilities & Stockholders’ Equity	$171.363	$179.043	$171.101	$148.345	$130.282	$139.218

Working Capital
Net	$53.922	$52.288	$59.321	$51.635	$45.828	$53.492
Total	$55.497	$62.130	$63.907	$62.309	$53.473	$54.621